Exhibit 11.1

Insider Trading Policy
Page 1 of 21
1.PURPOSE
The Insider Trading Policy is intended to raise and maintain Insiders’ awareness about the prohibition of trading in the Company’s Financial Instruments while having Inside Information and about the other related prohibitions under the DFSA, the BFSA, the Market Abuse Regulation and the US federal securities laws and to ensure that any Insiders with regular or incidental access to Inside Information do not abuse, and do not place themselves under suspicion of abusing Inside Information.
2.SCOPE

Applicability	This policy applies for all argenx employees, consultants, interns and students working on behalf of argenx.
In scope	This Insider Trading Policy applies to all Insiders, unless this Insider Trading Policy specifically provides otherwise. This Insider Trading Policy shall apply to Insiders irrespective of the capacity in which they trade in the Company’s Financial Instruments and shall also apply if the Insider in question is trading for another person’s account or as another person’s representative.
Out of scope	N/A.
3.POLICY
The responsibility and authority to implement, enforce, maintain and monitor the correct use of this procedure is within the Legal department.

1. General Principles
Pursuant to the DFSA, the BFSA, the Market Abuse Regulation and the Exchange Act, Insider Trading is prohibited, as further detailed below:
•to use Inside Information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, the Company’s Financial Instruments or to recommend or induce another person to acquire or dispose of the Company’s Financial Instruments. In addition, it is prohibited for any person possessing Inside Information to disclose all or part of the Inside Information to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties.
•Nothing in this Insider Trading Policy will take away each person’s own responsibility to comply with the applicable laws in respect of trading in securities, reporting to the relevant regulator and any other matters covered in this Insider Trading Policy. In particular, this Insider Trading Policy is not aimed at shifting any responsibility for this to the Registration Officer

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2.Prohibitions - General Rules

Each Insider who has Inside Information shall not:
(a) engage or attempt to engage in insider dealing. For the purposes of this Insider Trading Policy, insider dealing arises where an Insider possesses Inside Information and uses that information by acquiring or disposing of, for his own account or for the account of a third party, directly or indirectly, the Company’s Financial Instruments. The use of Inside Information by cancelling or amending an order concerning the Company’s Financial Instrument where the order was placed before the Insider concerned possessed the Inside Information, as well as attempting to engage in any of the above, shall also be considered to be insider dealing
Attention: exercising stock options or other employee participation instruments granted by the Company and selling Financial Instruments in the Company acquired through the exercise of such stock options or other employee participation instruments while in possession of Inside Information is not permitted.
(b) recommend that another person engage in insider dealing or induce another person to engage in insider dealing; or
(c) disclose Inside Information to any other person, unless (i) this is strictly necessary in the ordinary course of such person’s employment, profession or duties, and (ii) the recipient of the Inside Information is subject to confidentiality undertakings in this respect.
The onward disclosure of recommendations or inducements to engage in insider dealing also amounts to unlawful disclosure of Inside Information if the person disclosing the recommendation or inducement knows or ought to know that it was based on Inside Information.
2.1. Exemptions
An Insider may consult with the Registration Officer, who shall act in consultation with the Board, to discuss whether certain behavior results in a violation of the prohibitions described in Section 2 or whether it concerns a legitimate behavior as provided for in article 9 of the Market Abuse Regulation, who shall act in consultation with the Board.
In case of such a consultation, the request shall be made in writing. Responses shall be given in writing.
Note that any discussion as referred to in the above paragraph or an exemption granted under this Insider Trading Policy will not alleviate any personal responsibility for complying with any applicable law, including those related to the trading in securities.
    2.2 Additional Obligations
Notwithstanding the prohibitions and exemptions set out above, each Insider shall:

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(a) take due care when handling Inside Information;
(b) avoid discussing Inside Information and other business information in a private/domestic setting;
(c) avoid any kind of entanglement of business and personal interests, as well as the appearance thereof;
(d) for the purpose of an inquiry as referred to Section 8(k)render as much assistance as possible and shall, upon the Registration Officer’s request, provide him or her with all information regarding the trading in the Company’s Financial Instruments executed by, on the instruction of, or on behalf of such Insider; and
(e) instruct the securities institution where he or she keeps his or her securities account to provide the Registration Officer, upon his or her request, with all information regarding a trading or order in the Company’s Financial Instruments executed or realised by, on the instruction of, or on behalf of such Insider.
3. Company Specific Prohibitions
3.1 Open and Closed Periods
Additional prohibitions for Insiders:
(a) Insiders are prohibited from trading in the Company’s Financial Instruments during a Closed Period, irrespective of whether they have Inside Information.
Attention: the prohibition to trade in the Company’s Financial Instruments during a Closed Period has a very wide scope (as reflected in the definition of “trading in” above, which is not exhaustive). It includes, for example, acquiring, selling, pledging, borrowing and lending of the Company’s Financial Instruments. It is, among others, also prohibited for a PDMR to transfer the Company’s Financial Instruments between his/her own securities accounts during a Closed Period.
(b) Insiders are prohibited from trading in the Company’s Financial Instruments if the Registration Officer in consultation with the Board has prohibited him or her from doing so (in addition to the rules set out below for PDMRs). Such decision shall not imply that a determination has been made that Inside Information exists at the relevant time.
(c) The Registration Officer can in consultation with the Board from time to time determine that Insiders are prohibited from trading in a third party’s financial instruments listed on a regulated market or multilateral trading facility if and to the extent that this is necessary in order to avoid the appearance of market abuse.
3.2. Exemptions
The Registration Officer may in consultation with the Board grant an exemption from any of the prohibitions in Section 3.1 in the following circumstances:

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(a) on a case-by-case basis due to the existence of exceptional circumstances, such as a severe financial difficulty, which require the immediate sale of the Company’s Financial Instruments; or
(b) due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of the Company’s Financial Instruments, or transactions where the beneficial interest in the Company’s Financial Instrument does not change.
In case of a request for an exemption the request shall be made in writing. Exemptions shall be granted in writing. For the avoidance of doubt, if an Insider possesses Inside Information, he or she is not allowed to trade in the Company’s Financial Instruments regardless any exemption granted. pursuant to this Article 5. Each person will be responsible for its own assessment whether he or she possesses Inside Information. This assessment and responsibility will under no circumstances be shifted to the Registration Officer or the Company.
3.3 Additional Obligations
A PDMR must notify his/her Affiliated Persons:
(a) that he/she is a PDMR in the Company or a subsidiary or group company of the Company; and
(b) of their obligations under this Insider Trading Policy, including the requirement to notify the Company as well as the competent authority of each trade in the Company’s Financial Instruments or Affiliated Financial Instruments, conducted on their own account, as set out below, and PDMRs must keep a copy of these notifications. Template notifications are available upon request with the Registration Officer.
PDMRs may not trade in the Company’s Financial Instruments on the basis of (speculative) short-term considerations (e.g., transactions in options having a short term). Any investment with a maturity of less than six months will be considered trading on considerations of a short-term nature, unless the Company’s Financial Instruments were acquired or disposed of in connection with a stock option plan or other incentive plan established or sponsored by the Company.
PDMRs may not engage in a sale of the Company’s Financial Instruments if the seller does not own at the time of entering into the agreement to sell, including a sale where at the time of entering into the agreement to sell the seller has borrowed or agreed to borrow the Company’s Financial Instruments for delivery at settlement.
3.4 Duration
The prohibitions set out in Section 3.1 remain applicable to Insiders during the two months after termination of their contractual relationship with the Company. For the avoidance of

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doubt, if following such two-month period, an Insider is still in possession of Inside Information the prohibition set out in Section 2 remain applicable.
4. Reporting Obligations
Each Executive Director and Non-Executive Director must notify the Company (by notice to the Registration Officer) and the AFM:
(a) within two weeks after his or her designation or appointment, of the number of the Company’s Financial Instruments and Affiliated Financial Instruments at his or her
disposal, and of the number of Votes he or she can cast on the issued capital of the Company and the issued capital of any Affiliated Company;
(b) immediately without delay after a company has become an Affiliated Company, of the number of Affiliated Financial Instruments at his or her disposal, and of the number of Votes they can cast on the issued capital of the Affiliated Company. The obligation set out in the previous sentence shall be fulfilled if a notification of that matter has been made pursuant to other applicable provisions of the DFSA; and
(c) immediately without delay of any trading for their own account in the Company’s Financial Instruments and the Affiliated Financial Instruments at his or her disposal, and of any change in the number of Votes he or she can cast on the issued capital of the Company and the issued capital of any Affiliated Company. The obligation set out in the previous sentence shall be fulfilled if a notification of that matter has been made pursuant to other applicable provisions of the DFSA.
Each PDMR (who is not an Executive Director or Non-Executive Director) and its Affiliated Person and each Affiliated Person of an Executive Director or Non-Executive Directors must notify the AFM and the Company no later than on the third business day after the trading conducted of effected for his or her own account, of any Company’s Financial Instruments.
Each Insider and their Affiliated Persons (if applicable) shall notify the Registration Officer without a delay of any trade in the Company’s Financial Instruments or Affiliated Financial Instruments conducted by or on behalf of him or her.
These obligations also apply to transactions carried out on their behalf by a third party (e.g., broker or banker) in the framework of a discretionary mandate and, under certain conditions, transactions in investment funds (and transactions conducted by such investment funds in the Company Financial Instruments, if they do not operate with full discretion).
Each PDMR or Affiliated Person may instruct the Registration Officer to make the notifications to the AFM on his or her behalf. The instruction must be given in writing accompanied by a form which is attached hereto completed by the relevant PDMR or Affiliated Person. Such request must be received by the Registration Officer before 13:00 CET on the business day prior to the day for the notification to the AFM.

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Notwithstanding the paragraph above, each PDMR will at all times remain ultimately responsible for the compliance with his or her notification duties within the relevant timeframe.
5. Exemptions
The notification referred to in Section 4 Reporting Obligations found. may be deferred until the moment that the trading in the Company’s Financial Instruments in the relevant calendar year by the relevant person for his or her own account reaches collectively the total amount of €5,000. For the avoidance of doubt, this possibility to postpone the notification does not apply with respect to notifications by Executive Directors and Non-Executive Directors.
6. Market Manipulation
Each Insider is prohibited from:
(a) entering into a transaction, placing an order to trade in the Company’s Financial Instruments or any other behaviour which:
(i) gives, or is likely to give, false or misleading signals as to the supply of, the demand for or the price of the Company’s Financial Instruments, unless he or she establishes in consultation with the Registration Officer that such transaction, order or behaviour have been carried out for legitimate reasons, and conform with an Accepted Market Practice as provided in the Market Abuse Regulation; or
(ii) secures, or is likely to secure, the price of the Company’s Financial Instruments at an abnormal or artificial level, unless he or she establishes in consultation with the Registration Officer that such transaction, order or behaviour have been carried out for legitimate reasons, and conform with an Accepted Market Practice in the relevant regulated market; or
(iii) affects or is likely to affect the price of the Company’s Financial Instruments which employs a fictitious device or any other form of deception or contrivance;
(b) disseminating information through the media, including the internet, or by any other means, which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of the Company’s Financial Instruments, or secures, or is likely to secure, the price of the Company’s Financial Instruments at an abnormal or artificial level, including the dissemination of rumours, where he or she knew, or ought to have known, that the information was false or misleading;
(c) transmitting false or misleading information or providing false or misleading inputs in relation to a benchmark where the person who made the transmission or provided the input knew or ought to have known that it was false or misleading, or any other behaviour which manipulates the calculation of a benchmark.

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Each Insider is prohibited from creating the appearance of performing any actions outlined in Section 6.
7. Registration Officer
The Board shall appoint a Registration Officer. The Board may at any time revoke the appointment of the Registration Officer as such.
The Board shall inform all Insiders who the Registration Officer is and where he or she can be reached.
The Registration Officer of the Company is the Head of Corporate Legal, with contact info registrationofficer@argenx.com.
8. Registration Officer Tasks
The Registration Officer has the tasks, duties and authorities allocated to the Registration Officer in this Insider Trading Policy. The Board can assign additional tasks, duties and authorities to the Registration Officer.
The Registration Officer has, amongst others, the following tasks (which shall be exercised in consultation with the Board):
(a)to announce, in due time, at least prior to the beginning of each calendar year, the Closed Periods, as well as any changes or additions in that regard;
(b)to keep the Insider List and inform those persons added to the Insider List in writing of their placement on the list and the prohibitions relating to the possession of Inside Information and the sanctions imposed upon violation of those provisions, (please refer to Section 10 for the sanctions that may be imposed);
(c)to keep the PDMR list as referred to in Section 9;
(d)to prohibit Insiders, if and when necessary, from trading in the Company’s Financial Instruments as referred to in Section 3.1;
(e)to prohibit Insiders from trading in a third party’s financial instruments if and to the extent that this is necessary in order to avoid the appearance of market abuse, as referred to in Section 3.1©
(f)to grant dispensation from the prohibitions set out in Section 3
(g)to notify PDMRs in writing of the limited liability companies that are regarded as Affiliated Companies;
(h)to notify the AFM of transactions in the Company’s Financial Instruments by PDMRs and their Affiliated Persons as referred to in Section 4 but only upon an instruction thereof from the relevant PDMRs by completing the relevant forms as attached as 0 in accordance with this Insider Trading Policy;
(i)to provide, when requested, Insiders with advice and information on the content and interpretation of the various regulations, without thereby releasing Insiders from their own (statutory) responsibilities, duties and liabilities;

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(j)to register notifications, requests, decisions and other relevant documents with regard to this Insider Trading Policy; and
(k)to hold an inquiry, or effect that an inquiry be held, with regard to the correct compliance of this Insider Trading Policy, and report in writing on the outcome of the inquiry to the chairman of the Board, but only after having given the person concerned the opportunity to respond to (the outcome of) the inquiry.
9. Insider List
The Company is required to maintain and keep updated a list of all persons who have access to Inside Information, whether these persons are employees of the Company or a subsidiary or group company of the Company, or otherwise perform tasks through which they have access to Inside Information.
The Registration Officer shall keep an Insider List containing:
(a) the identity of any person having access to Inside Information (including first name(s), surname(s), birth surname(s) (if different), date of birth, national identification number, function, professional telephone number(s), personal telephone number(s) and personal full home address);
(b) the reason for including on the Insider List the persons
(c) the date and time at which those persons obtained access to Inside Information; and
(d) the dates on which the Insider List has been prepared and updated.
The Registration Officer shall update the Insider List promptly, including the date and change triggering the update, in the following circumstances:
(a) where there is a change in the reason for including a person on the Insider List;
(b) where there is a new person who has access to Inside Information and needs to be added to the Insider List; and
(c) where a person ceases to have access to Inside Information.
Each update shall specify the date and time when the change triggering the update occurred.
The Insider List shall be kept by the Company for at least 5 years after it is drawn up or updated.
The Registration Officer shall keep a register containing:
(a) all announcements, notifications, statements, instructions, designations and decisions made pursuant to this Insider Trading Policy;
(b) all exemptions granted and requests for the same; and
(c) any violations, investigations and findings in respect of this Insider Trading Policy.

Insider Trading Policy

Personal data collected pursuant to this Insider Trading Policy and the Market Abuse Regulation will be kept for a period of at least five years after the date of recording in the Insider List or alteration of the data or for such other period as required by applicable law. The Company shall be responsible (as a data controller) for the processing of personal data to be included in the Insider List. Only the data mentioned in Section 9 (Insider List) shall be processed pursuant to this Policy. Personal data shall only be processed for the purposes specified in this Policy or for such other purposes as permitted pursuant to applicable legislation. A person on the Insider List may request the Registration Officer to inspect his or her personal data included on the Insider List. Upon such request, the Registration Officer will provide the relevant person with a summary of the relevant personal data within four weeks or within such period as required by applicable legislation. Further information is available in our general employee Privacy Notice.
Personal data from the Insider List can be provided to the AFM or other competent authorities upon request if
(i)it is necessary to comply with applicable legislation or
(ii)it is in the interest of the Company. Information on the Insider List will not be supplied to other parties, except when required by law or if a legitimate interest of the Company requires this.
The Registration Officer shall inform the persons on the Insider List of their legal duties and the sanctions attached to the prohibited use of Inside Information.
The Registration Officer shall inform the persons on the Insider List of their legal duties and the sanctions attached to the prohibited use of Inside Information.
The Registration Officer shall ensure that any person on the Insider List acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.
Persons on the Insider List shall be obliged to report to the Registration Officer, without delay, any change in their personal details.
A person on the Insider List has the right to examine the Insider List and register referred to in Section 9 to the extent it relates to him or her. Each member of the Board has the right to examine the Insider List and the register referred to in Section 9 to the extent necessary in exercising their responsibilities and to the extent necessary to comply with this Insider Trading Policy.
The Registration Officer shall report annually, after the end of a financial year of the Company, to the chief executive officer and the chairman of the Board on the conduct of his or her tasks, duties and authorities.
If a person is in doubt as to whether a prohibition applies to him or her, he or she is recommended to contact the Registration Officer.
The Registration Officer shall provide the Insider List to the AFM or FSMA as soon as possible upon their request.

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10. List of PDMRS
The Registration Officer shall keep a list of PDMRs and their Affiliated Persons.
11. Sanctions
A person can be prosecuted if he or she breaches (or is suspected of breaching) prohibitions regarding insider trading or market manipulation. The prosecution can either have an administrative or criminal nature. The sanctions imposed upon violation of those prohibitions may be a (administrative) fine or imprisonment.
In the event of a violation of this Insider Trading Policy, the Company or the legal entity or company belonging to the Company’s group of companies by whom the Insider is employed (or where he is working), may impose any and all sanctions or measures pursuant to the applicable laws and/or contract (of employment), including termination of the (employment) contract.
If any person becomes aware of an actual or potential violation of the market abuse rules summarised in this Insider Trading Policy or any applicable legislation, they should contact the Registration Officer. Belgian law also provides for a whistleblowing procedure pursuant to which you may report, in good faith and anonymously directly to the FSMA any actual or potential violations of the market abuse rules set out in this Insider Trading Policy or applicable legislation. Such procedure provides for legal protection against retaliation, discrimination and other forms of unfair treatment or adverse action as a result of, or in connection with, reporting of an actual or potential violation, such as unfair dismissal or unilateral amendment of your employment conditions.
12. Confirmation
After having familiarised themselves with the content of this Insider Trading Policy, Insiders must send a signed copy of the declaration of agreement with the Insider Trading Policy, which is attached hereto, to the Registration Officer.
13. Remaining Provisions
This Insider Trading Policy may be amended by a resolution of the Board.
The provisions of this Insider Trading Policy shall be without prejudice to the obligations and prohibitions under the DFSA, the BFSA, the Market Abuse Regulation, the Exchange Act and any ancillary rules, decrees and regulations thereto, as amended from time to time, or any other rule that may apply to trading in financial instruments, including, but not limited, in the country where the Insider has his or her principal residence and the country where the Company’s Financial Instruments are admitted to trading.
If one or more provisions of this Insider Trading Policy are or become invalid, this shall not affect the validity of the remaining provisions of this Insider Trading Policy. The Board shall replace the invalid provisions by those which are valid and the effect of which, given the

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contents and purpose of this Insider Trading Policy, is to the greatest extent possible similar to that of the invalid provisions.
In writing means a message that is conveyed by letter, fax, email or any other electronic means of communication provided that the message is legible and reproducible, unless this Insider Trading Policy, the laws or regulations explicitly provides otherwise.
4. REFERENCES/RELATED PROCEDURES
Related Procedural Documents References and Supporting child documents used in this procedure can be found in the content of the document itself and in the relationships section of the metadata of this procedure.
The list of the applicable GxP regulations can be found on the Quality Portal (Applicable GxP Regulations.xlsx (sharepoint.com)).
5.ABBREVIATIONS and DEFINITIONS
If Applicable, definitions for the general terms used in this policy, as well as full wording for the used abbreviations, can be found in ARGO glossary

Accepted Market Practice	A specific market practice that is accepted by a competent authority in accordance with article 13 of the Market Abuse Regulation.
Affiliated Company
a Dutch limited liability company (vennootschap naar Nederlands recht) whose (depositary receipts for) shares, or transferable securities equivalent to depositary receipts for shares, have been admitted to trading on a regulated market in the Netherlands or in another Member State:
(a)belonging to the same group as the Company or in which the Company has a participating interest as referred to in article 2:24c of the Dutch Civil Code (Burgerlijk Wetboek) if the turnover of that Dutch public company, as most recently determined, constitutes at least 10% of the consolidated turnover of the Company; or
(b)which holds directly or indirectly more than 25% of the capital of the Company;

Affiliated Financial Instruments	Financial Instruments issued by an Affiliated Company, or relating to such Financial Instruments.

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Affiliated Persons
These are:
(a)spouses of a PDMR or a partner considered to be equivalent to a spouse in accordance with applicable law;
(b)dependent children of a PDMR in accordance with applicable law;
(c)other relatives of a PDMR who have shared the same household with him or her for at least one year; or
(d)a legal person, trust or a partnership (i) the executive responsibility of which are discharged by a PDMR or in a person referred to under a, b or c above, (ii) which is directly or indirectly controlled by a PDMR, (iii) which is set up for the benefit of such person, or (iv) the economic interests of which are essentially equivalent to those of such person;

AFM	Authority for the Financial Markets (Autoriteit Financiële Markten).
BFSA	The Belgian law dated 2 August 2002 on the supervision of the financial markets and the financial services.
Board	The board of directors of the Company.
Closed Period
(a)the period 30 calendar days before the announcement of an interim financial report or a year-end report which either (a) the Company is obliged to make public according to (i) the rules of the trading venue where the Company’s Financial Instruments are admitted to trading, or (ii) applicable law or (b) which the Company otherwise announces its intention to release.
(b)any other period qualified as such by the Registration Officer. The relevant Insiders will be informed of any such additional Closed Period directly by the Registration Officer.

Company
argenx SE, a European public company (Societas Europaea) incorporated under the laws of the Netherlands, with its statutory seat in Rotterdam, the Netherlands, with its registered office address at Willemstraat 5, 4811 AH, Breda, the Netherlands and is registered with the Dutch Commercial Register (Handelsregister) under number 24435214.

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Company’s Financial Instruments	(a)Financial Instruments issued by the Company, or Financial Instruments relating to such Financial Instruments (whether or not issued by the Company).
Consultant	(a)Persons providing services to the Company or a subsidiary or group company of the Company, not being PDMRs or Employees.
DFSA	Dutch Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.
Directors	Executive Directors and Non-Executive Directors.
Employees	Persons employed by, or in any other relationship of authority to, the Company or a subsidiary or group company of the Company, not being PDMRs.
Exchange Act	US Securities Exchange Act of 1934, as amended.
Executive Directors	Executive directors of the board of directors of the Company.
Financial Instruments
Financial instruments as defined in article 3.1(1) of the Market Abuse Regulation, this includes:

•Transferable securities such as shares, ADSs or ADRs;
•Options, futures, swaps, forward agreements and any other derivative contracts relating to securities, financial indices or financial measures which may be settled physically or in cash
•Financial contracts for differences.

FSMA	Belgian Financial Services and Markets Authority.

Insider Trading Policy

Inside Information
Information of a precise nature which has not been made public, relating, directly or indirectly, to the Company or the Company’s Financial Instruments and which, if it were made public, would be likely to have a significant effect on the price of the Company’s Financial Instruments.
Information is deemed to be of a precise nature if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the price of the Company’s Financial Instruments;

Information is ‘non-public’ unless it has been adequately disclosed, by the Company or through a third party, to as wide a public as possible on a no-discriminatory basis, through major newswire services, national news services and financial news services, potentially combined with other publication methods (e.g., publication on the Company’s website);

Information is ‘material’ if, were it made public, it would be likely to have a significant effect on the prices of Company’s Financial Instruments. Relevant for these purposes is whether it is likely a reasonable investor would be likely to use the information as part of the basis of his or her investment decisions. Please note that for US insider dealing purposes it is not required that there is an effect on the price in order to have inside information.

Insider	The PDMRs, Consultants and Employees.
Market Abuse Regulation	Regulation no. 596/2014 of the European Parliament and of the council of 16 April 2014 on market abuse and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC.
Member State	A state that is a member of the European Union and a state not being a member of the European Union, which is a party to the Agreement on the European Economic Area.
Non-Executive Directors	Non-executive directors of the board of directors of the Company.

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PDMRs	Directors and senior executives who are not a Director who have regular access to Inside Information and power to take managerial decisions affecting the future developments and business prospectus of the Company (Persons Discharging Managerial Responsibilities).
Registration Officer	The person referred to in Section 7, meaning the administrator of the insider list.
SEC	The U.S. Securities and Exchange Commission.

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trading in
should be interpreted as including any transaction, in the broadest sense, in respect of Financial Instruments. The most common forms of trading include:
(i)    acquisition, disposal, short sale, subscription or exchange;
(ii)    acceptance or exercise of a stock option, warrant or performance share, including of a stock option, warrant or performance share granted to Insiders as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option, warrant or performance share;
(iii)    subscription to a capital increase or debt instrument (notes or bonds) issuance;
(iv)    entering into or exercise of equity swaps, entering into a contract for difference and any other transactions in or related to derivatives, including cash-settled transactions;
(v)    grant, acceptance, acquisition, disposal, exercise or discharge of rights or obligations, including put and call options;
(vi)    automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares;
(vii)    gifts and donations made or received, and inheritance received;
(viii)    borrowing or lending (including entering into, or terminating, assigning or novating any stock lending agreement);
(ix)    using as security (e.g., pledging) or otherwise granting a charge, lien or other encumbrance; and
(x)    any other right or obligation, present or future, conditional or unconditional, to acquire or dispose,
This overview is not exhaustive. In case of doubt as to whether a certain trading is permitted at a given time, or whether such trading has to be notified to the competent authority, please contact your legal advisor or the General Counsel.

Insider Trading Policy

Votes	Voting rights which can be exercised in respect of Shares, including any rights under a contract to acquire voting rights.

6.REVISION HISTORY

Version Number:	Change Description:
1.0	Creation of a new Document.
2.0	Policy Layout change.
3.0	Policy Updated to new template with edits based on formatting and other changes.

7.     APPENDICES

Appendix n°	Appendix title
Appendix 1	SCHEDULE 1: Declaration of agreement
Appendix 2	SCHEDULE 2: Internal Reporting form
Appendix 3	SCHEDULE 3: Trading in the Company’s Financial Instruments

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APPENDIX 1
SCHEDULE 1: Declaration of agreement
The undersigned
Last name:
First name:
Employed by (company name):
and (insofar as applicable)
Name partner/spouse:
Name(s) minor child(ren):
Name(s) relative(s) living at home:
•hereby declares, also on behalf of the above-mentioned affiliated persons, that he/she received a copy of the Insider Trading Policy of argenx SE, familiarised himself/herself with the contents of the Insider Trading Policy and that he/she will comply with these regulations and that the Insider Trading Policy has also been given to the aforesaid members of the family for their inspection;
•hereby also declares, also on behalf of above-mentioned affiliated persons, that he/she will refrain from holding the Company’s Financial Instruments (as defined in the Insider Trading Policy) in any way contrary to the application of the Insider Trading Policy;
•hereby also declares that he/she is aware of the sanctions attaching to insider dealing, unlawful disclosure of Inside Information and market manipulation;
•confirms that he/she understands that he/she will appear on the Insider List maintained by the Company and consents to the disclosure of the Insider List to the competent authority upon its request;
•states that, on the date that this statement was signed he/she (and/or the following above-mentioned affiliated persons _____________________) has ________ [(number)] Company’s Financial Instruments.

Place:
Date:
Name:
Signature:

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APPENDIX 2

SCHEDULE 2: INTERNAL REPORTING FORM
Part AExecutive Director and Non-Executive Director
NOTIFICATION FORM FOR DIRECTORS AND MEMBERS OF THE SUPERVISORY BOARD AS MEANT IN SECTION 5:48 WFT

[Attached separately.]

Part BPDMR
NOTIFICATION FORM FOR FINANCIAL INSTRUMENT TRANSACTIONS IN ONE’S OWN ISSUING INSTITUTION (SECTION 5:60 OF THE FINANCIAL SUPERVISION ACT (WFT))

[Attached separately.]

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APPENDIX 3
SCHEDULE 3: TRADING IN THE COMPANY’S FINANCIAL INSTRUMENTS
If you are an Executive Director or Non-Executive Director and you wish to trade in the Company’s Financial Instruments, kindly consider the following:
1.Is this a Closed Period? If the answer is yes, you are not permitted to trade unless an exemption applies (see Section 3.2 (Exemptions) of the Insider Trading Policy). If the answer is no, please go to step 2.
2.Do I possess Inside Information? If the answer is yes, you are not permitted to trade unless an exemption applies; please go to step 3. If the answer is no, please go to step 4.
3.Can I rely on an exemption? If the answer is no, you are not permitted to trade. If the answer is yes, please go to step 4.
4.Would I otherwise infringe any applicable laws, regulations, rules, or policies with the trade? If the answer is yes, you are not permitted to trade. If the answer is no, you may trade.
5.Should I notify the AFM? Yes, immediately without delay after the trade in the Company’s Financial Instruments. If you want the Registration Officer to notify the AFM on your behalf, please complete the form Schedule 3 Part A and provide this to the Registration Officer before 13:00 CET on the business day prior to the trading day.
6.Has the AFM been notified? Check the public register of the AFM on the AFM website: Registers (afm.nl)
7.Should I notify the Registration Officer? Yes, immediately after the trade in the Company’s Financial Instruments you should inform the Registration Officer about the transaction in writing.
If you are a PDMR and you wish to trade in the Company’s Financial Instruments, kindly consider the following:
1.Is this a Closed Period? If the answer is yes, you are not permitted to trade unless an exemption applies (see Section 3.2 Exemptions of the Insider Trading Policy). If the answer is no, please go to step 2.
2.Do I possess Inside Information? If the answer is yes, you are not permitted to trade unless an exemption applies, please go to step 3. If the answer is no, please go to step 4.
3.Can I rely on an exemption? If the answer is no, you are not permitted to trade. If the answer is yes, please go to step 4.
4.Would I otherwise infringe any applicable laws, regulations, rules or policies with the trade? If the answer is yes, you are not permitted to trade. If the answer is no, you may trade.
5.Should I notify the AFM? Yes, within 3 business days after the trade in the Company’s Financial Instruments. If you want the Registration Officer to notify the AFM on your behalf, please complete form of Schedule 3 Part B and provide this to the Registration Officer before 13:00 CET on the business day prior to the day for notification.
6.Has the AFM been notified? Check the public register of the AFM on the AFM website: Registers (afm.nl)

Insider Trading Policy

7.Should I notify the Registration Officer? Yes, immediately after the trade in the Company’s Financial Instruments you should inform the Registration Officer about the transaction in writing.
If you are an Employee or Consultant (other than a PDMR) and you wish to trade in the Company’s Financial Instruments, kindly consider the following:
1.Is this a Closed Period? If the answer is yes, you are not permitted to trade unless an exemption applies y). If the answer is no, please go to step 2.
2.Do I possess Inside Information? If the answer is yes, you are not permitted to trade unless an exemption applies, please go to step 3. If the answer is no, please go to step 4.
3.Can I rely on an exemption? If the answer is no, you are not permitted to trade. If the answer is yes, please go to step 4.
4.Would I otherwise infringe any applicable laws, regulations, rules or policies with the trade? If the answer is yes, you are not permitted to trade. If the answer is no, you may trade.
5.Should I notify the AFM? No.
6.Should I notify the Registration Officer? Yes, immediately after the trade in the Company’s Financial Instruments you should inform the Registration Officer about the transaction in writing.